Exhibit 99.1

November 13, 2003

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated
A.G. Edwards & Sons, Inc.
    as Representatives of the several Underwriters
     to be named in the
    within mentioned Purchase Agreement
c/o Merrill Lynch & Co.

Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated
4 World Financial Center
New York, New York, 10080

Re:   Proposed Public Offering by Whiting Petroleum Corporation

Dear Sirs:

The undersigned, which is proposed to become a stockholder of Whiting Petroleum Corporation, a Delaware corporation (the “Company”), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and A.G. Edwards & Sons, Inc. propose to enter into a Purchase Agreement (the “Purchase Agreement”) providing for the public offering of shares (the “Securities”) of the Company’s common stock, par value $.001 per share (the “Common Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Purchase Agreement that, during a period of 180 days from the date of the Purchase Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch to Alliant Energy Corporation or one of Alliant Energy Corporation’s direct or indirect subsidiaries, provided that Alliant Energy Corporation or any such subsidiary, as the case may be, agrees to be bound in writing by the restrictions set forth herein. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,
ALLIANT ENERGY RESOURCES, INC.
By: /s/ F. J. Buri
F. J. Buri
Corporate Secretary